PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

EXHIBIT 22.1--LIST OF SUBSIDIARIES OF THE REGISTRANT

1.       Pinnacle  Domestic   International  Sales  Corporation,   a  California
         Corporation

2.       Pinnacle Systems Ltd., a United Kingdom Incorporated Company

3.       Pinnacle Foreign Sales Corporation, U.S. Virgin Islands Corporation

4.       PS Miro, Inc., a California Corporation

5. Pinnacle Systems C.V., a limited partnership formed under the laws of the Netherlands

6. Pinnacle Systems GmbH, a corporation organized under the laws of Germany

7. Miro Computer Products B.V., a corporation organized under the laws of the Netherlands

8. Miro Computer Products S.A.R.L., a corporation organized under the laws of France

9.       Bernardo Merger Corporation, a Delaware Corporation

10.      Truevision, Inc. , a Delaware Corporation

11.      RasterOps GmbH, a corporation organized under the laws of Germany

12.      RasterOps  B.V.,  a  corporation   organized  under  the  laws  of  the
         Netherlands

13. Truevision France SARL, a corporation organized under the laws of France

14.      RasterOps U.K. Limited, a United Kingdom Incorporated Company

15.      RasterOps Foreign Sales Corporation, a Barbados Corporation